Exhibit 99.1
Republic Contacts:
Media Inquiries: Will Flower (954) 769-6392
Investor Inquiries: Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591
Republic Services, Inc.
Reports Record Earnings for 2005
•	2005 Earnings Per Share up 14 percent to $1.75

•	Company Provides 2006 Guidance
Fort Lauderdale, FL, Feb. 6, 2006...Republic Services, Inc. (NYSE: RSG) today reported that for the three months ended December 31, 2005, net income was $60.0 million, or $0.43 per diluted share, compared to net income of $57.6 million, or $0.38 per diluted share, for the same period in 2004. Net income for the three months ended December 31, 2005 included a non-cash charge of $1.3 million, net of tax, or approximately $0.01 per diluted share, related to the acceleration of the vesting of all outstanding stock options previously awarded to employees. Revenue for the three months ended December 31, 2005 was $738.1 million compared to $687.7 million for the same period in 2004. Operating income for the three months ended December 31, 2005 was $115.4 million compared to operating income of $109.6 million for the same period last year.
For the year ended December 31, 2005, net income was $253.7 million, or $1.75 per diluted share, compared to $237.9 million, or $1.53 per diluted share, for 2004. Net income for the 12 months ended December 31, 2005 included a non-cash charge of $1.3 million, net of tax, or approximately $0.01 per diluted share, related to the acceleration of the vesting of all outstanding stock options previously awarded to employees. Annual revenue for 2005 was $2,863.9 million compared to $2,708.1 million during 2004. Operating income for the year ended December 31, 2005 was $477.2 million compared to operating income of $452.3 million for 2004.

James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, was pleased with the Company’s performance saying, “Republic has done exceptionally well in executing our business plans in 2005. We achieved the strongest financial results in the history of the Company. A key component of our success in 2005 was the continuation of our broad-based pricing initiative to offset higher operating costs. The quality and commitment of our employees was also vital to our success. During 2006, we will remain focused on the execution of programs and initiatives which add value for our customers, our employees and our shareholders. In recognition of our employees’ contributions, we are improving their compensation by significantly increasing the Company’s match in their 401(k) retirement savings program.”
Quarterly Dividend Declared
Republic Services also announced that its Board of Directors declared a regular quarterly dividend of $0.14 per share for shareholders of record on April 3, 2006. The dividend will be paid on April 17, 2006.
Fiscal Year 2006 Outlook
Republic Services’ objectives for 2006 remain consistent with previous years and once again focus on enhancing shareholder value through the generation and efficient use of free cash flow. The Company remains committed to implementing a broad-based pricing initiative across all lines of service to recover increasing costs. The Company anticipates using free cash flow to repurchase common stock under its share repurchase programs and to pay regular quarterly dividends. Republic’s guidance is based on current economic conditions and does not assume any deterioration or improvement in the overall economy in 2006.
Specific guidance is as follows:
•	Free Cash Flow: The Company anticipates normalized free cash flow for 2006 in excess of 100 percent of net income or approximately $270 million to $280 million. The Company defines free cash flow as cash provided by operating activities less purchases of property and equipment plus proceeds from the sale of equipment as presented in the Company’s consolidated statement of cash flows.

•	Earnings Per Share: The Company anticipates earnings in the range of $1.90 to $1.93 per share. This guidance assumes the repurchase of $491 million of Company stock during 2006 and includes the adoption of SFAS 123(R), “Share-Based Payment,” which reduced anticipated earnings per share by approximately three cents.
•	Internal Growth: The Company is targeting internal growth of approximately 5.0 percent, with approximately 3.5 percent from price increases and approximately 1.5 percent from volume growth.
•	Capital Spending: The Company is anticipating 2006 net capital spending of approximately $315 million.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.
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REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended December 31,
	2005	2004
Revenue	$738.1	$687.7

Expenses:
Cost of operations	471.0	437.7
Depreciation, amortization and depletion	74.8	66.7
Accretion	3.8	3.5
Selling, general and administrative	73.1	70.2

Operating income	115.4	109.6

Interest expense, net	(16.9)	(16.7)
Other income (expense), net	(1.7)	—

Income before income taxes	96.8	92.9

Provision for income taxes	36.8	35.3

Net income	$60.0	$57.6

Basic earnings per share	$0.43	$0.38

Weighted average common shares outstanding	139.0	150.7

Diluted earnings per share	$0.43	$0.38

Weighted average common and common equivalent shares outstanding	141.0	153.5

Cash dividends per common share	$0.14	$0.12

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Twelve Months Ended December 31,
	2005	2004
Revenue	$2,863.9	$2,708.1

Expenses:
Cost of operations	1,803.9	1,714.4
Depreciation, amortization and depletion	278.8	259.4
Accretion	14.5	13.7
Selling, general and administrative	289.5	268.3

Operating income	477.2	452.3

Interest expense, net	(69.6)	(69.8)
Other income (expense), net	1.6	1.2

Income before income taxes	409.2	383.7

Provision for income taxes	155.5	145.8

Net income	$253.7	$237.9

Basic earnings per share	$1.78	$1.56

Weighted average common shares outstanding	142.4	152.8

Diluted earnings per share	$1.75	$1.53

Weighted average common and common equivalent shares outstanding	145.0	155.3

Cash dividends per common share	$0.52	$0.36

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
     The following information should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-K as of and for the year ended December 31, 2004. It should also be read in conjunction with the Company’s Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-Q as of and for the three and nine months ended September 30, 2005.
OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, DEPLETION AND ACCRETION
     Operating income before depreciation, amortization, depletion and accretion, which is not a measure determined in accordance with generally accepted accounting principles (GAAP), for the three and twelve months ended December 31, 2005 and 2004 is calculated as follows (in millions):

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$60.0	$57.6	$253.7	$237.9
Provision for income taxes	36.8	35.3	155.5	145.8
Other (income) expense, net	1.7	—	(1.6)	(1.2)
Interest expense, net	16.9	16.7	69.6	69.8
Depreciation, amortization and depletion	74.8	66.7	278.8	259.4
Accretion	3.8	3.5	14.5	13.7

Operating income before depreciation, amortization, depletion and accretion	$194.0	$179.8	$770.5	$725.4

     The Company believes that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning the Company’s operating performance exclusive of certain non-cash costs. Operating income before depreciation, amortization, depletion and accretion demonstrates the Company’s ability to execute its financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in the Company’s customer base and services provided, pursuing strategic acquisitions that augment the Company’s existing business platform, repurchasing shares of common stock at prices that provide value to the Company’s shareholders, paying cash dividends, maintaining the Company’s investment grade rating and minimizing debt. This measure has material limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
CASH FLOW
     During the three months ended December 31, 2005, cash provided by operating activities was $273.8 million, cash used in investing activities was $185.3 million and cash provided by financing activities was $9.5 million. During the twelve months ended December 31, 2005, cash provided by operating activities was $767.5 million, cash used in investing activities was $297.2 million and cash used in financing activities was $480.0 million.

     The Company defines free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from the sale of property and equipment as presented in the Company’s consolidated statements of cash flows. The Company’s free cash flow for the three and twelve months ended December 31, 2005 is calculated as follows (in millions):

	Three months ended	Twelve months ended
	December 31, 2005	December 31, 2005
Cash provided by operating activities	$273.8	$767.5
Purchases of property and equipment	(78.7)	(328.7)
Proceeds from the sale of property and equipment	1.6	10.1

Free cash flow	$196.7	$448.9

     Free cash flow for the three and twelve months ended December 31, 2005 was higher than expected because of a $113.0 million federal tax payment that has been deferred until February 2006 as a result of the hurricanes that hit South Florida, and the timing of payments for capital and other expenditures.
     The Company believes that the presentation of free cash flow provides useful information regarding the Company’s recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from the sale of property and equipment. It also demonstrates the Company’s ability to execute its financial strategy as previously discussed and is a key metric used by the Company to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent the Company’s cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that the Company has committed to such as debt service requirements and dividend payments. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
     Capital expenditures include $.8 million and $.6 million of capitalized interest for the three months ended December 31, 2005 and 2004, respectively, and $2.0 million and $2.1 million for the twelve months ended December 31, 2005 and 2004, respectively.
     As of December 31, 2005, accounts receivable were $280.0 million, net of allowance for doubtful accounts of $17.3 million, resulting in days sales outstanding of approximately 34 (or 22 net of deferred revenue).
STOCK REPURCHASE PROGRAM
     During the three months ended December 31, 2005, the Company paid approximately $107.7 million to repurchase 3.0 million shares of its common stock. During the twelve months ended December 31, 2005, the Company repurchased a total of 16.3 million shares of its common stock for approximately $558.4 million. As of December 31, 2005, the Company was authorized to repurchase up to an additional $216.2 million under its existing stock repurchase program.
DIVIDENDS
     In October 2005, the Company paid a dividend of $19.6 million to shareholders of record as of October 3, 2005. As of December 31, 2005, the Company recorded a dividend payable of approximately $19.4 million to shareholders of record at the close of business on January 2, 2006, which has been paid. In January 2006, the Company’s Board of Directors declared a regular quarterly dividend of $.14 per share for shareholders of record on April 3, 2006, payable on April 17, 2006.

REVENUE
     The following table reflects total revenue of the Company by revenue source for the three and twelve months ended December 31, 2005 and 2004 (in millions):

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Collection:
Residential	$177.3	$167.5	$683.6	$655.2
Commercial	204.2	187.8	781.1	737.9
Industrial	151.7	141.2	597.8	558.1
Other	29.7	18.2	76.6	62.2

Total collection	562.9	514.7	2,139.1	2,013.4

Transfer and disposal	275.0	258.7	1,108.6	1,031.0
Less: Intercompany	(137.5)	(129.3)	(560.1)	(519.8)

Transfer and disposal, net	137.5	129.4	548.5	511.2
Other	37.7	43.6	176.3	183.5

Total revenue	$738.1	$687.7	$2,863.9	$2,708.1

     The following table reflects the Company’s revenue growth for the three and twelve months ended December 31, 2005 and 2004:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Core price	3.1%	2.4%	2.7%	2.3%
Fuel surcharges	1.4	.4	.8	.2
Environmental fee	.3	—	.2	—
Commodities	(.1)	.7	.1	.5

Total price	4.7	3.5	3.8	3.0

Core volume	3.5	3.7	2.5	3.6
Non-core volume	.1	—	(.2)	.1

Total volume	3.6	3.7	2.3	3.7

Total internal growth	8.3	7.2	6.1	6.7

Acquisitions (divestitures), net	(1.1)	.6	(.4)	.9
Taxes	.1	—	.1	—

Total revenue growth	7.3%	7.8%	5.8%	7.6%